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                                                                    EXHIBIT 10.5


                    AMENDED AND RESTATED DROP SHIP AGREEMENT

     THIS AMENDED AND RESTATED DROP SHIP AGREEMENT (this "Agreement"), effective as of the 1st day of October, 1999 (the "Effective Date"), is entered into by and between VARSITYBOOKS.COM INC. (f/k/a The Textbook Club, Inc.), a Delaware corporation ("Retailer"), and BAKER & TAYLOR, INC., a Delaware corporation ("B&T"). This Agreement amends, restates and supersedes in its entirety that certain Drop Ship Agreement by and between the parties dated July 10, 1998 (the "Prior Agreement").

                              W I T N E S S E T H:

     For valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  DEFINITIONS

     As used throughout this Agreement the following terms have the following meanings:

     1.1. "EDI" means electronic data interchange, using BISAC or X.12 formats.

     1.2. "Expiration Date" means the day on which the Operating Agreement is terminated in accordance with its terms.

     1.3. "Customers" means customers of Retailer within the United States who order Products (hereinafter defined) from Retailer and to whom Retailer wishes B&T to ship Products directly from B&T's distribution facilities.

     1.4. "Operating Agreement" means that that certain Equity Investment and Operating Agreement dated July 10, 1998, as amended by the First Amendment to Equity Investment and Operating Agreement and License Agreement by and between Retailer and B&T dated October 9, 1998 and as further amended by that certain Operating Agreement of even date herewith.

     1.5. "Products" means books, spoken word audio products and calendars.

2. SCOPE OF AGREEMENT. The services to be provided by B&T herein are also subject to the terms and conditions set forth in the Methodology and Requirements Document attached to, and made a part of, this Agreement as Exhibit A.

3. TERM. This Agreement will begin on the Effective Date and will expire on the Expiration Date, unless terminated on an earlier date pursuant to the express terms of this Agreement.

4.  ORDER FULFILLMENT.

     4.1. Upon receipt of an order for one or more Products from Customers, Retailer will transmit the order to B&T's EDI mailbox location by means of a mutually acceptable form of EDI. Each order transmitted by Retailer to B&T will contain the following information: (a) the Customer's name and shipping address, (b) the method by which Products ordered must be shipped to the Customer, (c) whether or not the order may be fulfilled in multiple shipments of



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Products to the Customer or if the order may only be fulfilled when B&T has all
Products ordered in stock, (d) the text of any standard retail messages and/or special messages to the Customer, (e) instructions concerning specific package inserts to be included in the order, and (f) instructions concerning gift wrapping and gift cards.

     4.2. If Retailer wishes B&T to include package inserts with orders to Customers, Retailer will deliver to B&T a quantity of package inserts to be included with orders to Customers in sufficient quantity to supply to Customers as directed by Retailer to B&T. Within five (5) business days after inquiry from Retailer, B&T will notify of the quantity of the various package inserts on hand at B&T's facilities. B&T will use reasonable commercial efforts to assure that an adequate quantity of package inserts is maintained at each B&T facility from which Products are being shipped to Customers. Retailer will give B&T not less than five (5) business days' prior notice to include, or to cease inclusion of, a particular package insert in shipments of orders to Customers.

     4.3. After receipt of an order, B&T will (a) fill the order from inventory of Products in stock at B&T's facilities, (b) gift wrap any Products as instructed by Retailer, (c) print the text of any standard retailer message and/or any special message requested by Retailer on the packing slip or on a separate gift card included in the order, (d) include in the order up to three
(3) package inserts requested by Retailer, (e) pursuant to Retailer's instructions, and based upon availability of Products in stock, ship the order to the Customer either as a multiple shipment or as one shipment, (f) pursuant to Retailer's instructions, promptly place any Products ordered by Retailer which B&T does not have in stock on a backorder report for review by B&T's account manager for, after which time such Products will be promptly ordered by B&T (collectively, "Backordered Products") and (g) ship any Backordered Products, when received by B&T, pursuant to the terms of the preceding clauses
(a) - (e) and the following two sentences. For all Products which B&T then has in stock, B&T will use commercially reasonable efforts to fulfill on the same day all orders received from Retailer not later than 12:00 P.M. Central time for orders received Monday through Friday. If B&T from time to time is unable to meet the schedule specified in the preceding sentence, B&T promptly will notify Retailer of the same. Any orders received by B&T after such times will be fulfilled on the following business day. Notwithstanding the foregoing, if any orders are received on a day which is not a business day will be fulfilled on the following business day. As used in this Agreement, "business day" means any day which is not a recognized holiday on which B&T and the approved carrier or shippers providing services under this Agreement are open for business.

     4.4. B&T will acknowledge receipt of orders to Retailer via EDI at Retailer's EDI mailbox location. The first acknowledgment will be made promptly after an order is received and will identify Products as being in stock and/or backordered and/or as for which the order is being canceled. The second acknowledgment will be made at the time an order is ready to be shipped to a Customer and will contain the shipper's tracking number if provided by the shipper to B&T. Each such acknowledgment is referred to herein as an "ASN".

     4.5. B&T will use commercially reasonable efforts to fulfill orders from Retailer. Retailer acknowledges that it does not expect B&T to maintain in stock a complete inventory of all Products that may be ordered by Customers.



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     4.6.        B&T will transmit all invoices to Retailer via EDI to
Retailer's mailbox location.

     4.7. B&T will not be liable for delays arising from the failure of any freight carrier to meet its respective delivery standards.

5.  RETURNS

     5.1. Each shipment of Products to Customers will include Retailer's return center address and Customers will be instructed to make returns of Products to such address. Retailer will forward all such returns to B&T on a weekly basis and will pay the freight costs for the same. B&T will process all returns of Products within five (5) business days of its receipt of the same. B&T will not be obligated to accept any returns made more than 60 days after shipment of the Product to a Customer. Retailer agrees to comply with the terms of B&T's then current published returns policy, as long as B&T has provided the same to Retailer.

     5.2.        (a)      As used in this Agreement:

                 (i) "Defective Products" means Products which contain manufactured defects which prevent them from being used for their intended purpose;

                 (ii) "Damaged Products" means Products which are damaged during shipment to Customers which prevent them from being used for their intended purpose; and

                 (iii) "Unmerchandisable Products" means Products which are shopworn and/or soiled.

                 (b) Retailer promptly will reimburse B&T for any freight costs incurred for Products returns, except for returns of Defective Products, Unmerchandisable Products (if shipped in that condition by B&T), Damaged Products (if improperly packaged by B&T) and/or Products shipped erroneously to Customers (collectively, "Free Return Products"). B&T promptly will issue a credit to Retailer equal to the charge for shipment from Customers to B&T by the means used by Customer of Free Return Products and B&T will be responsible for freight costs to ship replacement Products to Customers for Free Return Products. B&T will also reimburse Retailer for a stocking fee set forth in
Schedule 5.2 attached hereto for each Free Return Product.

6.  PRICING AND PAYMENT TERMS.

     6.1.        (a)      Retailer will pay B&T for all Products ordered by
Customers, and will pay all fees and reimbursables payable to B&T herein, within 30 days from the date of delivery of B&T's detailed invoice therefor. All payments made to B&T will be in good funds and delivered by check or wire transfer to the order of B&T pursuant to B&T's instructions. Retailer may not reduce and set off amounts payable hereunder against any indebtedness or any other claim that may have against B&T, however or whenever arising.

                 (b) The price charged by B&T to Retailer for Products purchased from B&T will be expressed on the basis of a discount from the publishers' list prices for the same as of the date of shipment of Products to Customers, and as set forth on Schedule 6.2. Publishers' list



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prices for Products are displayed on B&T' s title database of Products, which presently is available for license by B&T to third parties (including Retailer). Retailer acknowledges and agrees that publishers' list prices for Products may be subject to change without notice. Retailer acknowledges and agrees that it is Retailer's responsibility to determine the pricing of Products to Customers and that B&T is not responsible if Retailer sells Products at prices which result in a lower selling margin than may be desired by Retailer.

     6.2.        (a)      Retailer will be responsible for the payment of its
EDI transmissions to B&T.

                 (b) Retailer will pay the prices, charges and fees to B&T for books that are not Textbooks (as such term is defined in the Operating Agreement) as more particularly set forth on Schedule 6.2 attached hereto and made a part hereof. The prices of Textbooks will be determined as set forth in the Operating Agreement.

     6.3 Retailer will pay all freight costs for all Product shipments to, and Product returns from, Customers. Freight costs shall be as set forth in Schedule 6.2.

7.  WARRANTIES.

     7.1. B&T warrants that it has good title to the Products delivered to Customers pursuant to this Agreement. EXCEPT FOR THE FOREGOING WARRANTY, THERE ARE NO OTHER EXPRESS WARRANTIES, AND THERE ARE NO IMPLIED WARRANTIES. EXPRESSLY EXCLUDED ARE ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY B&T OR ITS AGENTS OR EMPLOYEES WILL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THE FOREGOING WARRANTY.

     7.2. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT CONSEQUENTIAL, OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR BUSINESS INTERRUPTION, AND THE LIKE) ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The only liability B&T will have with respect to any Defective Products, Unmerchandisable Products and/or Damaged Products will be the return rights of Customers described herein. Retailer will indemnify and hold harmless B&T, its officers, employees and agents, for any loss, claim, cost or expense (including reasonable attorneys' fees and expenses) incurred by reason of any claim made by a Customer concerning any matter to which the preceding limitation of liability may apply.

     7.3. The provisions of this Section shall survive the termination or expiration of this Agreement.

8.  TERMINATION.

     8.1.        (a)      Either party may terminate this Agreement upon the
occurrence of an Event of Default by the other party if the Operating Agreement is terminated. An Event of Default under this Agreement shall be deemed to be Event of Default under the Operating



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Agreement.  An "Event of Default" is hereby defined to mean the defaulting party's failure to cure, (a) after receipt of 30 days' written notice from the non-defaulting party, of any of the following: (i) failure of the defaulting party to observe or perform any material condition or obligation imposed under this Agreement on the defaulting party not relating to the payment of money,
(ii) breach of any warranty made by the defaulting party under this Agreement,
(iii) filing of a voluntary petition in bankruptcy or having a involuntary petition filed against it, the appointment of a receiver or trustee, the execution of an assignment for the benefit of creditors; and (b) after receipt of 10 days' written notice from the non-defaulting party of the failure of the defaulting party to make any payments when due hereunder. The option to terminate this Agreement shall be in addition to, and not in lieu of, any other remedy available to the terminating party under this Agreement or at law or equity, all such remedies being cumulative.

                 (b) In addition to the preceding remedies, upon the occurrence of an Event of Default by Retailer hereunder at any time and from time to time, B&T may require Retailer to reduce its account balance with B&T to a level determined by B&T in its sole discretion (up to and including an account balance of $0).

     8.2. Termination of this Agreement upon either party's default, or the expiration of this Agreement will not affect:

                 (a) the rights of either party with respect to any breach of this Agreement, or

                 (b) the obligations of either party already accrued prior to the effective date of expiration or termination (including obligations with respect to returned Products).

                 (c) those obligations of the parties that, by their terms, survive termination or expiration of this Agreement.

     8.3. In the event of the expiration or a termination of this Agreement, Retailer promptly will reconcile accounts payable and receivable with B&T and bring the balance owed, if any, current and up-to-date.

9.  CONFIDENTIALITY.

         The parties acknowledge that each may be exposed to confidential information and trade secrets relating to the other party's business under this Agreement, including, but not limited to, the terms of this Agreement, quantities of products, dollar volumes, revenues of products, wholesale prices and similar information. The parties agree that, during the term of this Agreement, and for a period of two (2) years after the Expiration Date, neither party will disclose to any third party any confidential information without the prior written consent of the other party, except to employees, agents, auditors, contractors, directors and similar entities as long as such third parties agree to be bound by the confidentiality provisions hereof. Except as expressly provided herein, neither party will use, disclose or transfer the trade secrets of the other party so long as such information constitutes a trade secret under applicable law. The confidentiality obligations between the parties will not apply to any information (a) which is in the public domain or which becomes part of the public domain through no fault of the receiving party; (b) which is known to the receiving party prior to the disclosure thereof by the disclosing party (as established by documentary evidence); (c) which is lawfully received by the receiving party from



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a third party who provided such information without breach of any separate confidentiality obligation owed to the disclosing party; or (d) which is independently developed by personnel having no access to the disclosing party's confidential information (as established by documentary evidence). Notwithstanding the foregoing, the parties agree that either party may describe the terms, and include a copy, of this Agreement and the exhibits hereto in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

10. MISCELLANEOUS.

     10.1. The risk of parcel loss or damage shall pass from B&T to Retailer when the parcels containing Products are tendered to Retailer's carriers for shipment to Customers. Title to Products shall transfer from B&T to Retailer when the parcels containing Products are tendered to Retailer's carriers for shipment to Customers. Retailer will be liable for any Products for which shipments are damaged, lost and/or misdirected by Retailer's carrier and/or refused by Customers.

     10.2. B&T will not be liable for any sales and related tax liability, if any, associated with the sale to Customers of Products. Retailer will indemnify and hold harmless B&T for any claim for payment of sales tax made upon B&T by any state or other governmental authority for sales of Products to Customers hereunder.

     10.3. Neither party will be liable for any failure to perform, or delay in the performance of, any of its obligations hereunder (nor will the same constitute an Event of Default) if and to the extent the failure or delay is caused, directly or indirectly, by events beyond its control, such as acts of God, acts of the public enemy, acts of any governmental body in its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, strikes or other labor disputes (except strikes or labor disputes that are not industry wide but are brought against Retailer or B&T solely), freight embargoes, and/or unusually severe weather. Lack of funds by either party will not excuse its timely performance of its obligations hereunder. In the event of an occurrence described in the first sentence, the non-performing party affected will be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and if the party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay.

     10.4. Retailer agrees to furnish its quarterly financial statements to B&T within 45 days of the end of each of its first three fiscal quarters each year and to furnish its annual financial statements to B&T within 90 days of the end of each fiscal year. Retailer will deliver such financial statements to B&T at its address at 501 South Gladiolus Street, Momence, Illinois 60954-1799, Attn.: Credit Manager. Such statements will contain sufficient detail for B&T to determine Retailer's creditworthiness to perform its obligations hereunder. At any time and from time to time during the Term, B&T may require Retailer to reduce its account balance with B&T to a level determined by B&T in its sole discretion (up to and including an account balance of $0), based upon B&T's determination that Retailer's financial condition warrants the same.

     10.5. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.



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     10.6.       No representation, promise, inducement or agreement relating to the transactions contemplated by this Agreement has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any representations promise, inducement or agreement not so set forth.

     10.7. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed effectively given and received upon delivery in person, or one business day after delivery by national overnight courier service or by telecopier transmission with acknowledgment of transmission receipt, or three business days after deposit via certified or registered mail, return receipt requested, in each case addressed as follows:

         (a)     if to Retailer:           VarsityBooks.com Inc.
                                           1050 Thomas Jefferson Street, N.W.
                                           Suite 525
                                           Washington, D.C. 20007
                                           Attention:  Mr. Eric J. Kuhn
                                           Telephone:  (202) 667-3400

                 with a copy to:           Shaw Pittman
                                           1676 International Drive
                                           14th Floor
                                           McLean, Virginia  22102-4835
                                           Attention:  Andrew M. Tucker
                                           Telephone:  (703) 790-7900
                                           Fax:        (703) 790-7901

         (b)     if to B&T:                Baker & Taylor, Inc.
                                           Five LakePointe Plaza
                                           Suite 500
                                           2709 Water Ridge Parkway
                                           Charlotte, North Carolina 28217
                                           Attention:  James S. Ulsamer,
                                                       Executive Vice President
                                           Fax:  (704) 329-9105

                 with copy to:             Dow, Lohnes & Albertson, PLLC
                                           1200 New Hampshire Avenue, N.W.
                                           Suite 800
                                           Washington, DC 20036-6802
                                           Attention:  Bradley Jacobsen
                                           Telephone: (202) 776-2234
                                           Fax: (202) 776-2222

     or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others. All notices given by courier or by telecopy will be deemed received at the notice address and all notices given by registered or certified mail will be deemed delivered five (5) days after deposit with the U.S. Postal Service. Either party may change is notice address from time to time by notification in writing to the other party, however any such notification will not be deemed given until actually received by the recipient party.



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     10.8.       The waiver or failure of either party to exercise in any
respect any right provided for herein will not be deemed a waiver of any further right hereunder.

     10.9. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective successors and assigns. Neither party hereto shall assign its rights or obligations hereunder without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that Retailer may assign its rights and obligations hereunder to CollegeOps LLC, a Delaware limited liability company and wholly-owned subsidiary of Retailer. Unless otherwise provided in a writing signed by Retailer and B&T, such assignment shall not relieve Retailer of any of its obligations hereunder.

     10.10. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture of or between and B&T, or to create any other relationship between the parties other than that of independent contractors.

     10.11. The captions used herein are for convenience of reference only and are not part of this Agreement, and shall in no way be deemed to define, limit, describe, or modify the meaning of any provision of this Agreement.

     10.12. If any term or provision of this Agreement or applications thereof to any person or circumstances is, to any extent, held to be invalid or unenforceable, the remaining terms and provisions of this Agreement, or the applications of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforced to the fullest extent permitted by law.

     10.13. If Retailer fails to make any payment due hereunder to B&T within 30 days after receipt of B&T's invoice therefore, then Retailer will pay B&T the amount due, together with interest thereon until paid, calculated at the rate of eighteen percent (18%) per annum, unless otherwise agreed to in writing by both parties.

     10.14. This Agreement and the Related Agreements (as such term is defined in the Operating Agreement) contains and embodies the entire agreement of the parties here to, and no representations, inducements, or agreements, oral or otherwise between the parties not contained in this Agreement, if any, will be of any force or effect. This Agreement may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by both parties.

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     10.15.      This Agreement may be signed in counterparts both of which taken together shall be deemed one original. Telecopied facsimiles of a signed counterpart of this Agreement from one party to the other will be deemed to be delivery of a signed counterpart by the party sending the telecopied facsimile.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

 Retailer:                                       B&T:

 VARSITYBOOKS.COM INC.                           BAKER & TAYLOR, INC.


 By: /s/ Eric J. Kuhn                            By: /s/ James S. Ulsamer
    ----------------------------                    ----------------------------
 Name:  Eric J. Kuhn                             Name: James S. Ulsamer
 Title:  Chief Executive Officer                 Title: Executive Vice President


                               SIGNATURE PAGE TO
                    AMENDED AND RESTATED DROP SHIP AGREEMENT